UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 9, 2019

(Date of earliest event reported)

CLEARFIELD, INC.

(Exact name of registrant as specified in charter)

Minnesota	000-16106	41-1347235
State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7050 Winnetka Avenue North, Suite 100, Brooklyn Park, MN 55428

(Address of principal executive offices)(Zip Code)

(763) 476-6866

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLFD	The NASDAQ Stock Market LLC

Items under Sections 2 through 8 are not applicable and therefore omitted.

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2019, Clearfield, Inc. (the “Company”) entered into a first amendment (the “First Amendment”) to the Company’s lease agreement dated September 9, 2014 with First Industrial, L.P. relating to its headquarters at 7050 Winnetka Avenue North, Brooklyn Park, Minnesota. Pursuant to the First Amendment, the leased premises was expanded to include an additional 14,263 square feet of primarily warehouse space from and after June 30, 2019. The First Amendment also changed the schedule for base rent from and after June 30, 2019, resulting in an increase in base rent of approximately $130,000 on an annualized basis due to the expansion. The Company will have the same termination option over the expansion space as it has over the currently leased space; however, the termination fee was increased by $35,000 through the First Amendment.

The foregoing summary of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the First Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	First Amendment to Lease Agreement dated May 9, 2019 by and between First Industrial, L.P. and Clearfield, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By	/s/ Daniel Herzog
Dated: May 15, 2019		Daniel Herzog, Chief Financial Officer